Exhibit 3.62

RESTATED CERTIFICATE OF INCORPORATION

OF

READER’S DIGEST SERVICES, INC.

A CORPORATION

Organized pursuant to Subchapter I of the
General Corporation Law of the State of Delaware

INTRODUCTION

READER’S DIGEST SERVICES, INC. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of Title 8, Chapter 1, of the Delaware Code, does hereby certify as follows:

(i)            That the Corporation was originally incorporated under the name of READER’S DIGEST SERVICES, INC., and its original certificate of incorporation filed with the Secretary of State of Delaware on February 6, 1959.

(ii)           That, upon the proposal of the Board of Directors of the Corporation, the following Restated Certificate of Incorporation pursuant to Section 245 of Title 8, Chapter 1, of the Delaware Code has been duly adopted by stockholder action of the Corporation in the manner and by the vote prescribed by Section 242 of Title 8, Chapter 1, of the Delaware Code:

FIRST:  The name of the Corporation is:  READER’S DIGEST SERVICES, INC.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 229 South State Street, City of Dover, County of Kent.  The name of the

Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The nature of the business to be conducted and the purposes to be promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1000 shares, to consist of one class only, of the par value of $1.00 each.

FIFTH:  Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

SIXTH:  No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (I) shall be liable under Section 174 of Title 8, Chapter 1, of the Delaware Code or any amendment thereto or successor provision thereto or (II) shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.  Neither the amendment nor repeal of this paragraph SIXTH nor the adoption of any provision of this Certificate of Incorporation inconsistent herewith shall eliminate or reduce the effect of this paragraph SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH:  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation.  Other provisions permitted by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law.  Except as expressly set forth in Article SIXTH herein, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

EIGHTH:  The Corporation shall indemnify each officer and director (and  his heirs, successors and administrators) to the full extent permitted by the Delaware Code, subject to any limitations set forth in the By-laws.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I, the undersigned, being the Vice President of the Corporation, do hereby execute this Restated Certificate of Incorporation this 31st day of May, 1988, and do hereby certify, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in this Certificate are true.

/s/ Vernon Thomas
Vice President

Attest:

/s/ J.R. Smoot
Assistant Secretary